EXHIBIT 14.2

FROZEN FOOD EXPRESS INDUSTRIES, INC.
POLICY REGARDING RELATED PARTY TRANSACTIONS

Introduction

The Board of Directors (the “Board”) of Frozen Food Express Industries, Inc. (the “Company”) recognizes that Related Party Transactions (as defined below) may present actual, potential, or perceived conflicts of interest and may raise questions as to whether such transactions are fair and on terms consistent with the best interests of the Company and its shareholders.

Federal securities laws and applicable accounting rules, including Item 404 of SEC Regulation S-K and SFAS 57, Related Party Disclosures, require disclosure of certain Related Party Transactions.  Nasdaq listing rules require that independent directors review all Related Party Transactions.

The Board recognizes, however, that situations may arise where Related Party Transactions may be appropriate, fair and in the best interests of the Company and its shareholders.  Accordingly, the Board has adopted this policy (this “Policy”) to assure that all such Related Party Transactions are appropriate, fair and in the best interests of the Company and its shareholders.

This Policy applies to the Company and each of its consolidated subsidiaries.

Definitions

For the purposes of this Policy,

The “Committee” is the Audit Committee of the Board.

A “Director” is any person serving as a member of the Board and any nominee for election to the Board.

An “Executive Officer” is any executive officer (as such term is defined by the Securities Exchange Act of 1934) of the Company.

The “Independent Board” consists of all Directors who qualify as independent directors pursuant to Nasdaq Rule 5605(a)(2) or any successor rule.

An “Immediate Family Member” is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (whether by blood, marriage or adoption) and any person (other than a tenant or employee) sharing the household of such person.

A “Related Party” is:

●	a Director or an Executive Officer, or any person who is an Immediate Family Member of any Director or Executive Officer;

●	any person who, at the time of the occurrence or existence of the transaction, is the beneficial owner of more than 5% of any class of the Company’s voting securities (a “Five Percent Owner”); or

●
an entity in which a Director, an Executive Officer, an Immediate Family Member or a Five Percent Owner is employed or is a principal, partner, or the beneficial owner of 5% or more of any class of such entity's voting securities.

A “Related Party Transaction” is any relationship, arrangement, or transaction or any series of similar relationships, arrangements or transactions involving an amount exceeding $25,000 between the Company and any Related Party (including any transactions requiring disclosure in accordance with the provisions of Item 404 of Regulation S-K of the Securities Exchange Act of 1934, and including, without limitation, purchases of goods or services by or from the Related Party or entities in which the Related Party has a material direct or indirect interest).

For purposes of this Policy, the following do not create a material direct or indirect interest on the part of the Related Party and are not, therefore, Related Party Transactions:

●	Transactions available to all employees generally or to all employees in the same category;

●	Interests arising solely from the ownership of a class of the Company’s equity securities if all holders of that class of equity securities receive the same benefit on a pro rata basis;

●
Transactions involving compensation to an Executive Officer (a) if the compensation is required to be reported in the Company’s proxy statement under the Securities and Exchange Commission’s (the “SEC”) compensation disclosure requirements in Item 402 of the SEC Regulation S-K; or (b) if the compensation would be required to be reported in the Company’s proxy statement under the SEC's compensation disclosure requirements in Item 402 of the SEC Regulation S-K if the Executive Officer was also a “named executive officer” (as defined in Item 402 of SEC Regulation S-K), and the Compensation Committee of the Board approved (or recommended that the Board approve) such compensation; provided, however, subsection (b) of this paragraph shall be considered a Related Party Transaction if such Executive Officer is also an Immediate Family Member of another Executive Officer or Director of the Company;

●	Transactions involving compensation to a Director for services as a Director of the Company if such compensation will be reported pursuant to Item 402(k) of Regulation S-K; and

●	Transactions in which the rates or charges involved are determined bycompetitive bids.

Reporting, Review, Approval and Ratification of Related Party Transactions

All Related Party Transactions proposed to be entered into by the Company must be reported to the Company’s Chief Financial Officer who shall submit a recommendation to the Committee for review.  If the Committee recommends approval of the Related Party Transaction, such recommendation shall be submitted to the Independent Board meeting in executive session for review.  The Related Party Transaction must be approved by a majority of the members of the Independent Board prior to the effectiveness or consummation of the transaction, whenever practicable.  If the Chief Financial Officer determines that advance approval of a Related Party Transaction is not practicable under the circumstances, the Committee shall review the Related Party Transaction at its next meeting and, in its discretion, may recommend ratification of the Related Party Transaction at the next meeting of the Independent Board or at the next meeting following the date that the Related Party Transaction comes to the attention of the Chief Financial Officer; provided, however, that the Chief Financial Officer shall present a Related Party Transaction arising in the time period between meetings of the Committee to the chair of the Committee, who shall review and may approve the Related Party Transaction, subject to ratification by the Committee and by the Independent Board at the next meeting of the Committee and the Independent Board.  Any Related Party Transaction that is not recommended by the Committee and approved by the Independent Board prior to its effectiveness or consummation and that is not subsequently ratified by the Committee and the Independent Board at the next meeting shall be voidable at the option of the Independent Board and all persons subject to this Policy shall take all necessary action to unwind any Related Party Transaction voided by the Committee or the Independent Board on terms that are fair to the Company and its shareholders.

A Related Party Transaction reviewed under this Policy will be considered approved or ratified if it is recommended by the Committee and approved by the Independent Board in accordance with the standards set forth in this Policy after full disclosure of the Related Party's interests in the Related Party Transaction.  As appropriate, the Committee and the Independent Board shall review and consider the following:

●	the Related Party's relationship to the Company and interest in the Related Party Transaction (as an approximate dollar value, without regard to profit or loss);

●	the approximate total dollar value involved in the Related Party Transaction;

●	whether the Related Party Transaction was undertaken in the ordinary course of business of the Company;

●	whether the Related Party Transaction is proposed to be, or was, entered into on the terms no less favorable to the Company than terms that could have been reached with an unrelated third party;

●	whether the Related Party Transaction would impair the independence pursuant to Nasdaq Rule 5605(a)(2), or any successor rule, of a Director on the Independent Board;

●	whether the Related Party Transaction would require a waiver of the Company's Code of Business Conduct and Ethics;

●	the terms on which the Related Party offers the products or services involved in the Related Party Transaction to unrelated parties;

●	the purpose, and the potential benefits to the Company, of the Related Party Transaction; and

●
any other information regarding the Related Party Transaction or the Related Party in the context of the proposed Related Party Transaction that would be material to investors and shareholders of the Company in light of the particular Related Party Transaction.

The Committee and the Independent Board will review all relevant information available to it about the Related Party Transaction, and each person subject to this Policy shall provide all information regarding the Related Party Transaction reasonably requested by the Committee or the Independent Board.  The Independent Board may approve or ratify the Related Party Transaction only if the Independent Board determines that, under all circumstances, the transaction is fair and in the best interests of the Company and its shareholders.  The Independent Board may, in its sole discretion, impose such conditions as it deems appropriate on the Company or the Related Party in connection with approval of the Related Party Transaction.

Any Related Party Transaction previously approved by the Independent Board or otherwise already existing that is ongoing in nature shall be reviewed by the Committee annually to ensure that such Related Party Transaction has been conducted in accordance with the previous approval granted by the Independent Board, if any, and that all required disclosures regarding the Related Party Transaction are made.  The results of such reviews shall be reported to the Board.

The review, approval or ratification of a transaction, arrangement or relationship pursuant to this Policy does not necessarily imply that such transaction, arrangement or relationship is required to be disclosed under Item 404(a) of Regulation S-K.

Implementation and Internal Control Testing

The Company’s Code Compliance Officer, under the direction of the Nominating and Corporate Governance Committee of the Board, shall review the internal control procedures established for the timely identification, reporting, review, approval and disclosure of Related Party Transactions to the extent required under applicable laws, rules and regulations.  The Code Compliance Officer also shall review the results of the testing of the Related Party Transaction internal control procedures and report the results of that review to the Nominating and Corporate Governance Committee.